PROSPECTUS SUPPLEMENT (To Prospectus dated October 27, 2009)	Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-161148

$100,000,000

Oesterreichische Kontrollbank Aktiengesellschaft

Floating Rate Guaranteed Global Notes Due 2013

Unconditionally Guaranteed by the

Republic of Austria

(the “Notes”) Issued under the Global Issuance Facility

Oesterreichische Kontrollbank Aktiengesellschaft is offering Notes in an aggregate principal amount of $100,000,000.

The following particular terms apply to the Notes:

•       The Notes will be issued on October 21, 2011, which is the fifth New York business day following the pricing of the Notes.

•       The Notes will mature on October 21, 2013.

•       The Notes will bear interest at a floating rate of one-month US$ LIBOR reset monthly plus 0.15%, calculated on an actual/360 adjusted basis.

•       The Notes will be issued under a single global certificate structure.

•       The Notes will not be convertible, amortized or subject to a sinking fund.

•       We may redeem all, but not fewer than all, of the Notes if certain additional taxes are payable.

•       Interest is to be paid monthly on the 21st day of each month, with the first interest payment to be made on November 21, 2011.

•       Additional Interest is payable only under certain limited circumstances. See “Description of Notes”.

•       The Notes will be denominated in minimum denominations of $1,000 and integral multiples thereof.

	Price to Public	Underwriters’ Commissions	Proceeds to Oesterreichische Kontrollbank Aktiengesellschaft
Per Note	100.00%	0.00%	100.00%
Total	$100,000,000	$0	$100,000,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Barclays Capital

October 14, 2011

INTRODUCTION

You should read this Prospectus Supplement with the Prospectus, which contains and incorporates by reference information regarding Oesterreichiche Kontrollbank Aktiengesellschaft (the “Bank”, “we” or “us”), the Republic of Austria and other matters, including a description of certain terms of the Notes offered under this program. You may also find additional information concerning the Bank and the Republic of Austria and the Notes in the Registration Statement (Registration No. 333-161148) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the securities of the Bank described in the Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus Supplement is part of a registration statement we filed with the SEC. We file reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0300 for further information on the public reference room. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, www.sec.gov.

You should rely only on the information provided or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the Notes in any state where the offer is not permitted. You should not assume that the information in this Prospectus Supplement or the Prospectus is accurate as of any date other than that of the date on the front of those documents.

See also “Where You Can Find More Information” in the Prospectus.

APPLICATION OF PROCEEDS

We will use the net proceeds from the sale of the Notes to finance export transactions, either directly or by repaying borrowings incurred to finance such transactions, as further described in the Prospectus.

References to “U.S. dollars” or “$” are to the currency of the United States of America.

DESCRIPTION OF NOTES

This Prospectus Supplement, including the final term sheet included as Annex A in this Prospectus Supplement, describes the particular terms of the Notes. The Prospectus Supplement supplements the description of the general terms of the Guaranteed Debt Securities set forth in the Prospectus; the description in this Prospectus Supplement supersedes the description in the Prospectus to the extent they are inconsistent.

We issue the Notes under a fiscal agency agreement dated as of May 11, 1998 as amended by a supplemental agreement dated September 30, 2000 among the Bank, the Republic of Austria and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as fiscal agent (the “Fiscal Agency Agreement”). This contract sets forth the types of Notes we may issue and the terms on which we will make payments on the Notes.

The Prospectus contains a summary of the terms and conditions of the Notes and the Fiscal Agency Agreement under the heading “Description of Guaranteed Debt Securities”. We do not plan to list the Notes for trading on a securities exchange.

For more information, you may review the form of guaranteed debt securities and the Fiscal Agency Agreement as filed with the SEC. See “Where You Can Find More Information” on how to locate this information. A “Business Day” in connection with the Notes means, with respect to an Interest Determination Date, any day except a day on which banks are not open for business in London and, with respect to any payment date, any day except a day on which banks are not open for business in New York.

The Notes will be issued under a single global certificate structure, as further described in the Prospectus.

PLAN OF DISTRIBUTION

Barclays Capital Inc. (the “Underwriter”) has, pursuant to the Underwriting Agreement, agreed with the Bank to subscribe and pay for the $100,000,000 principal amount of Notes at 100.00% of their principal amount.

Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriter named below has agreed to purchase, and we have agreed to sell to the Underwriter, the principal amount of Notes set forth below.

Underwriter	Principal Amount
Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019, United States	US$	100,000,000

Total	US$	100,000,000

Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all of the Notes, if any are taken.

The Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such Notes in circumstances in which section 21(1) of the FSMA does not apply to the Bank or the Guarantor; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, also represents and agrees with the Bank that:

•	any offering of the Notes in Austria will be made in compliance with the provisions of the Austrian Capital Markets Act and other applicable laws or regulations of Austria; and

•	any offering and sale of the Notes in the Federal Republic of Germany (“Germany”) will be made in accordance with the provisions of the German Securities Prospectus Act (Wertpapierprospektgesetz) of June 22, 2005, as amended, and any other laws applicable in Germany governing the issue, sale and offering of securities.

The Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, represents to and agrees with the Bank that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and published and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Notes to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Lead Underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of Notes shall require the Bank or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes represents and agrees with the Bank that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

The Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, agrees that it and each such affiliate has not offered, sold or delivered and it and they will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, the Prospectus Supplement or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its or their knowledge and belief after reasonable investigation, result in compliance with the applicable laws and regulations thereof.

The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the Underwriter, after consultation with the Bank, may terminate the Underwriting Agreement under certain circumstances.

The Notes are a new issue of securities with no established trading market. We have been advised by the Underwriter that it intends to make a market in the Notes. The Underwriter will not be obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

We have agreed in the Underwriting Agreement to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

From time to time, the Underwriter and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the Underwriter is our swap counterparty for a hedge of our obligation under the Notes.

It is expected that delivery of the Notes will be made against payment on or about October 21, 2011, which will be the fifth New York business day following the date of pricing of the Notes. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser has traded or wishes to trade Notes on the date of pricing of the Notes or the next succeeding business day thereafter, it will be required, by virtue of the fact that the Notes will initially settle on the fifth New York business day following the date of pricing of the Notes, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who have traded or wish to trade the Notes on the date of pricing of the Notes or the next succeeding business day should consult their own advisor.

LEGAL MATTERS

The validity of the Notes will be passed upon on behalf of the Bank by Pöch Krassnigg Rechtsanwälte GmbH, Strauchgasse 1-3, A-1010 Vienna, Austria and by Shearman & Sterling LLP, Gervinusstrasse 17, D-60322 Frankfurt am Main, Germany. In giving its opinion Shearman & Sterling LLP may rely as to all matters of Austrian law upon the opinions of Pöch Krassnigg Rechtsanwälte GmbH.

Exhibit A

Oesterreichische Kontrollbank Aktiengesellschaft

$100,000,000 Floating Rate Guaranteed Global Notes due 2013

FINAL TERM SHEET

October 14, 2011

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Principal Amount:	US$100,000,000

Pricing Date:	October 14, 2011

Closing Date:	October 21, 2011

Maturity Date:	October 21, 2013

Redemption Price:	100%

Interest Rate:	USD 1-month LIBOR + 15 bps

USD 1-month LIBOR:

The rate for deposits in U.S. dollars having a designated maturity of 1 month which appears on Reuters Screen Page LIBOR01 as of 11:00 a.m., London time on that Interest Determination Date

If such rate does not appear on the Reuters Screen LIBOR01 Page, the rate for that Interest Reset Date will be determined as if the parties had specified “USD-LIBOR Reference Banks” as the applicable Floating Rate Option.

“USD-LIBOR Reference Banks” means that the rate for an Interest Reset Date will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (the “Reference Banks”) at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding that Interest Reset Date to prime banks in the London interbank market for a period of the Designated Maturity commencing on that Interest Reset Date and in a Representative Amount. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on that Interest Reset Date for loans in U.S. dollars to leading European banks for a period of the Designated Maturity commencing on that Interest Reset Date and in a Representative Amount.

“Designated Maturity” means 1 month.

“London Business Day” means any day, other than a Saturday or Sunday, on which credit institutions are open for business in London.

“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

Interest Payment Dates:	Monthly on the 21st of each month

First Interest Payment Date:	November 21, 2011

Interest Determination Dates:	2 London Business Days prior to each Interest Reset Date

Interest Reset Date:	The Closing Date and monthly thereafter on each Interest Payment Date

Interest Period:	Monthly from and including each Interest Payment Date (or the Closing Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Day Count:	Actual/360, adjusted

Issue Price:	100.00%

Underwriting Commissions:	0.00%

Proceeds to OeKB:	100.00%

Format:	SEC registered global notes

Denominations:	US$ 1,000

Business Days:	Fixing: London Payment: New York

Business Day Convention:	Modified Following Business Day Convention

Clearing System:	DTC

Calculation Agent & Paying Agent:	Deutsche Bank Trust Company Americas

Lead Manager & Underwriter:	Barclays Capital Inc.

Stabilization Manager:	n.a.

ISIN:	US676167BF57

CUSIP:	676167BF5

Prospectus

Oesterreichische Kontrollbank

Aktiengesellschaft

Guaranteed Debt Securities

Unconditionally Guaranteed by the

Republic of Austria

Guaranteed Debt Securities—

From time to time, Oesterreichische Kontrollbank Aktiengesellschaft may offer Guaranteed Debt Securities, with or without warrants, that are unconditionally guaranteed by the Republic of Austria.

Presentation of Information—

We provide information to you about these Guaranteed Debt Securities and warrants in two separate documents that progressively provide more detail: (a) this Prospectus, which provides general information, some of which may not apply to a particular issuance of these Guaranteed Debt Securities or warrants, and (b) an accompanying Prospectus Supplement, which will describe the specific terms of a particular issuance, such as:

•	the designation, aggregate principal amount, denomination, or currency

•	terms relating to the exercise of warrants (if any are issued)

•	the method for selling, including names of the underwriters

•	any recent developments since publication of the Prospectus

Neither the Securities and Exchange Commission nor any state securities commission has approved these Guaranteed Debt Securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

October 27, 2009

Description of Guaranteed Debt Securities	4
Clearing and Settlement	21
Debt Record of the Bank and Austria	25
Certain Tax Considerations	25
Plan of Distribution	30
Legal Opinions	31
Authorized Agent	31

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). When we filed the registration statement, we used a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement and/or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and pricing supplement together with additional information described under “Where You Can Find More Information” below before you invest.

References in this prospectus to “we”, “us”, the “Bank”, “OKB” and “Oesterreichische Kotrollbank AG” are to Oesterreichische Kontrollbank Aktiengesellschaft. References to “Austria” and the “Republic” are to the Republic of Austria.

WHERE YOU CAN FIND MORE INFORMATION

The Bank and the Republic file an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning the Bank and the Republic. You can inspect and copy this report at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. You can also obtain copies of the annual report at prescribed rates from the SEC’s Public Reference Room. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information in documents that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference:

•	Annual Report on Form 18-K of the Bank and the Republic for the year ended December 31, 2008, filed on August 4, 2009;

•	Amendment No. 1 to Annual Report on Form 18-K/A of the Bank and the Republic for the year ended December 31, 2008, filed on October 15, 2009; and

•	Amendment No. 2 to Annual Report on Form 18-K/A of the Bank and the Republic for the year ended December 31, 2009, filed on October 21, 2009.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

ENFORCEMENT OF LIABILITIES

The Bank is located in Austria and the members of the Board of Executive Directors and the Supervisory Board of the Bank, as well as the experts and governmental officials and certain of the underwriters who may be named in the Prospectus Supplements, are residents of Austria or of other foreign countries, and all or a substantial portion of the assets of the Bank and certain other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over such persons in proceedings brought in courts in the United States, or to collect in the United States upon judgments of United States courts against such persons, including judgments predicated upon civil liabilities under the United States Securities Act of 1933, as amended (the “Securities Act”). There may be doubt as to the enforceability in foreign courts, in original actions, of liabilities predicated upon the Securities Act and as to the enforceability in such courts of judgments of United States courts including judgments imposing liabilities predicated upon the Securities Act. Judgments of United States courts will not be enforceable in Austria.

In the Fiscal Agency Agreement relating to each offering of Guaranteed Debt Securities or Warrants, the Bank and Austria have expressly submitted to the jurisdiction of any state or federal court sitting in the City of New York in actions arising out of or based upon such Guaranteed Debt Securities, the guarantees of such securities by Austria (the “Guarantees”) or Warrants. In the case of Austria, this express submission does not extend to actions brought under United States securities laws. In addition to the specific submission to jurisdiction referred to above, the Bank has, in the registration statement on Schedule B filed with the SEC of which this prospectus forms a part, appointed an agent for service of process with respect to any actions arising out of or based upon the offer and sale of the Guaranteed Debt Securities and Warrants in any place subject to the jurisdiction of the United States or any state thereof.

The United States Foreign Sovereign Immunities Act of 1976, which applies to Austria and may apply to the Bank, provides that foreign States and their agencies or instrumentalities and their respective property are in varying degrees immune from the jurisdiction of courts in the United States. The Bank and Austria will expressly and irrevocably waive their immunity from suit and from execution of a judgment in respect of actions arising out of or based on the Guaranteed Debt Securities, the Guarantees and the Warrants. These express waivers will not extend to actions brought under the United States securities laws, but the United States Foreign Sovereign Immunities Act of 1976 may afford a jurisdictional basis for such actions and preclude the claim of sovereign immunity in connection therewith.

In the opinion of Pöch Krassnigg Rechtsanwälte GmbH, Austrian counsel to the Bank, neither the Bank nor Austria would be entitled under Austrian law to assert the defense of sovereign immunity in any action instituted in an Austrian court to enforce the Guaranteed Debt Securities, the Guarantees or the Warrants, although certain property of Austria would be exempt from execution to satisfy any judgment rendered against Austria in any such proceeding.

USE OF PROCEEDS

As provided by the Austrian Export Financing Guarantees Act of 1981, as amended, and in accordance with the “Arrangement on Officially Supported Export Credits” as negotiated within the framework of the OECD, we will use the net proceeds from the sale of the Guaranteed Debt Securities and the Warrants, together with other borrowings we make, primarily to finance export transactions, either directly or by repaying borrowings incurred to finance such transactions. However, since we pool the proceeds from the sale of Guaranteed Debt Securities and Warrants with the proceeds we receive from other borrowings as part of our general annual cash flow planning process, the proceeds from any particular issuance of Guaranteed Debt Securities or Warrants cannot typically be attributed to any specific export financing transaction or repayment of borrowings. We may also use the proceeds from these sales for temporary or interim investments or for any other purpose permitted by the Export Financing Guarantees Act or the “Arrangement on Officially Supported Export Credits”. We will make additional borrowings, both domestic and external, of substantial amounts in connection with our financing of export transactions. The nature, amount and timing of such borrowings have not been determined and will be dependent on financial needs and market conditions.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The following summary information should be read in conjunction with the more complete information to be included in the annual report on Form 18-K of the Bank and the Republic for the year ended December 31, 2008, as amended.

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). The Bank also engages in certain other financial activities including non-export related lending to Austrian public entities and the organization and administration of domestic bond issues, in particular bond offerings by the Republic. Until January 31, 2005, the Bank also operated the clearing system of the Vienna Stock Exchange. As of February 1, 2005, these activities were transferred to Central Counterparty Austria, or CCP.A., a joint venture between the Bank and the Vienna Stock Exchange. The Bank clears and settles the OTC-transactions in its function as Central Securities Depositary. In the context of the trading of foreign registered shares on the Vienna Stock Exchange, the Bank may be registered—in its function as Austrian Central Securities Depositary—as the holder of these shares. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities.

OFFICIAL STATEMENTS

Except as otherwise stated, the information set forth herein or incorporated herein by reference with respect to Austria has been supplied by Silvia Maca, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance, in her official capacity and is included herein or incorporated herein by reference on her authority.

DESCRIPTION OF GUARANTEED DEBT SECURITIES

General

The following is a summary of the terms and conditions of the Guaranteed Debt Securities (the “Terms and Conditions”) and the Fiscal Agency Agreement pursuant to which they will be issued. Copies of the form of Guaranteed Debt Securities and the form of Fiscal Agency Agreement are or will be filed as exhibits to the Registration Statement of which this Prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits. Matters presented in this summary may be varied in a prospectus supplement, including any pricing supplement.

The Guaranteed Debt Securities may be issued in one or more issuances as may be authorized from time to time by the Bank. Please refer to the applicable prospectus supplement for the following terms of Guaranteed Debt Securities offered thereby:

•	the designation, aggregate principal amount, any limitation on such principal amount and authorized denominations;

•	the percentage of their amount at which such Guaranteed Debt Securities will be issued;

•	the maturity date or dates;

•	the interest rate or rates, if any, which rate or rates may be fixed or floating, and the manner in which the rate or rates will be determined;

•	the dates when interest payments, if any, will be made and the date from which the interest, if any, will accrue;

•	whether such Guaranteed Debt Securities will be issued under a single global certificate structure or a dual global certificate structure;

•	the currency or currencies in which the principal of and interest, if any, on the Guaranteed Debt Securities will be payable;

•	the exchange or exchanges, if any, on which application for listing of the Guaranteed Debt Securities may be made; and

•	other specific provisions.

Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), New York has been appointed as fiscal agent (the “Fiscal Agent”) for the Bank and Austria in connection with the Guaranteed Debt Securities of any issuances under a fiscal agency agreement (the “Fiscal Agency Agreement”), which will govern the Fiscal Agent’s duties with respect to such issuances. We may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent.

The Terms and Conditions

1. The	Guaranteed Debt Securities; the Guarantee; Certificates.

(a)  The Guaranteed Debt Securities will be issued in fully registered form and in accordance with the Fiscal Agency Agreement. This and other terms are defined under “Definitions” below. The Guaranteed Debt Securities are issuable in the aggregate principal amount and denomination specified in the Prospectus Supplement. Due and punctual payment of the principal of and interest on the Guaranteed Debt Securities (whether at the Maturity Date, upon redemption, upon acceleration, or otherwise) is unconditionally and irrevocably guaranteed by Austria as evidenced by a guarantee (the “Guarantee”) endorsed on each Guaranteed Debt Security. If the Guaranteed Debt Securities Supplement provides for redemption of a Guaranteed Debt Security at a premium, the terms “principal” and “Principal Amount” as used herein, shall include premiums, if any.

(b)  The Guaranteed Debt Securities rank pari passu without any preference among themselves and (subject to such exceptions as are from time to time applicable under Austrian law) pari passu with all other unsecured obligations (other than subordinated obligations) of the Bank.

(c)  If the Guaranteed Debt Securities are represented by global certificates the following provisions shall apply:

(i)  If the Guaranteed Debt Securities are issued under a single global certificate structure (the “Single Certificate Structure”), the Guaranteed Debt Securities shall initially be represented by one or more permanent global certificates in definitive, fully registered form without coupons (the “DTC Global Certificates”). The DTC Global Certificates shall be duly executed by the Bank and authenticated by the Principal Paying Agent, registered in the name of a nominee of The Depository Trust Company (“DTC”) and deposited on behalf of the purchasers of the Guaranteed Debt Securities represented thereby with the Principal Paying Agent or any successor, as custodian for DTC, for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC or at Euroclear Bank S.A./N.V., as operator of the Euroclear

System (“Euroclear”) and at Clearstream Banking, société anonyme, Luxembourg (“Clearstream Luxembourg”) as participants in DTC. The aggregate principal amount of the DTC Global Certificates may from time to time be increased or reduced by adjustments made in the Security Register.

(ii)  If the Guaranteed Debt Securities are issued under a dual global certificates structure (the “Dual Certificates Structure”), the Guaranteed Debt Securities shall initially be represented by one or more permanent global certificates, in definitive, fully registered form without coupons, to be held through Euroclear or Clearstream Luxembourg (the “Euroclear/Clearstream Luxembourg Global Certificates”), and by one or more permanent global certificates, in definitive, fully registered form without coupons, to be held through DTC (the “DTC Dual Global Certificates” and, together with the Euroclear/Clearstream Luxembourg Global Certificates, the “Dual Global Certificates”; the Dual Global Certificates and the DTC Global Certificates are called herein “Global Certificates”).

(iii)  The Euroclear/Clearstream Luxembourg Global Certificates shall be duly executed by the Bank and authenticated by the Principal Paying Agent, registered in the name of a nominee of the common depositary of Euroclear and Clearstream Luxembourg and deposited on behalf of the purchasers of the Guaranteed Debt Securities represented thereby with the Principal Paying Agent or any successor, as common depositary for Euroclear and Clearstream Luxembourg, for credit to the respective accounts of the purchasers (or to such other accounts as they may direct). The DTC Dual Global Certificates shall be duly executed by the Bank and authenticated by the Principal Paying Agent, registered in the name of a nominee of DTC and deposited on behalf of the purchasers of the Securities represented thereby with the Principal Paying Agent or any successor, as custodian for DTC, for credit to the respective accounts of the purchasers (or to such other accounts as they may direct). The aggregate principal amount of the Dual Global Certificates may from time to time be increased or reduced by adjustments made in the Security Register.

2.	Interest Payments.

(a)  The first interest payment shall be made on the first Interest Payment Date (as specified in the Prospectus Supplement) following the Issue Date (as specified in the Prospectus Supplement) until payment of the Principal Amount (as specified in the Prospectus Supplement) has been made or made available for payment; provided, however, that if the Issue Date of a Guaranteed Debt Security is after the Record Date (as hereinafter defined) and before the Interest Payment Date (as specified in the Prospectus Supplement) to which such Record Date pertains, the initial interest payment shall be made on the Interest Payment Date following the next succeeding Record Date to the Holder on such next succeeding Record Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Holder of a Guaranteed Debt Security (or one or more Predecessor Securities) who is a Holder on the close of business on the day (whether or not a Business Day) which is 15 days prior to such Interest Payment Date (the “Record Date”), or, in the case the Interest Payment Date is the Maturity Date (as specified in the Prospectus Supplement), will be paid to the person to whom the principal of the Guaranteed Debt Security shall be paid. Interest on a Guaranteed Debt Security shall be calculated on the basis of the day-count convention specified in the Prospectus Supplement; provided, however that if a Guaranteed Debt Security is a Specified Currency Security and the Specified Currency is a currency which is replaced by the euro, the day-count convention may be replaced by the day-count convention which is consistent with the then existing or anticipated market practice for euro denominated debt obligations issued in the euromarkets and held in international clearing systems, as determined by the Bank.

(b)  Any interest on the Guaranteed Debt Securities which is payable, but is not punctually paid or made available for payment, on any Interest Payment Date (“Defaulted Interest”) forthwith shall cease to be payable to the registered Holder of such Security on the relevant Record Date; and such Defaulted Interest may be paid by the Bank, at its election in each case, as provided in clause (i) or (ii) below: (i) the Bank may elect to make payment of any Defaulted Interest to the person in whose name a

Guaranteed Debt Security (or the respective Predecessor Security) is registered at the close of business on a special record date for the payment of such Defaulted Interest, such special record date to be fixed by the Bank or Austria and to be not more than 15 nor less than 10 days prior to the date of the proposed payment of such Defaulted Interest. Notice of the proposed payment of such Defaulted Interest and of such special record date therefor shall be mailed to the Holder of a Guaranteed Debt Security by first-class mail, postage prepaid (air mail in the case of a Holder whose address appearing in the Security Register is in a country other than the country from which the mailing originates), at his address as it appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the registered Holder on such special record date and no longer shall be payable pursuant to clause (ii), or (ii) the Bank may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Guaranteed Debt Securities may be listed, and upon such notice as may be required by such exchange.

3.	Currencies of Payment.

(a)  Unless a currency other than United States dollars or currency units is indicated as a Specified Currency (the “Specified Currency”) in the Prospectus Supplement (a “Specified Currency Security”) and the Holder hereof has elected to receive payments in the Specified Currency in accordance with the provisions of the following paragraph, the payments of principal and interest and the payment of the Redemption Price will be made at the option of the Holder of a Guaranteed Debt Security either (i) at the Appropriate Corporate Trust Office or (ii) (subject to any applicable laws and regulations and subject to the right of the Bank at any time or from time to time to terminate the appointment of any such paying agent or to appoint additional paying agents) at any additional paying agent appointed from time to time by the Bank in respect of the Guaranteed Debt Securities (the Corporate Trust Offices and all such paying agents appointed and acting as such at any given time herein being called, collectively, “Paying Agents” and, individually, a “Paying Agent”); provided, however, that all payments of interest due other than at maturity or upon redemption will be made at the Appropriate Corporate Trust Office subject to applicable laws and regulations, by a United States dollar check drawn on a bank in the City of New York mailed to the person entitled thereto at his address as it appears on the Security Register; provided further, that a Holder of Guaranteed Debt Securities having an aggregate principal amount of $10,000,000 (or the equivalent thereof in a Specified Currency) or more shall be entitled to receive payments of interest, other than at maturity or redemption, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Principal Paying Agent not less than 15 days prior to the applicable Interest Payment Date; provided further, that if DTC, Euroclear or Clearstream Luxembourg is the holder of a Guaranteed Debt Security, it shall be entitled to receive payments as set forth in the immediately preceding provisions irrespective of the aggregate principal amount represented by such Security.

(b)

(i)  If a Guaranteed Debt Security is represented by a DTC Global Certificate or by a DTC Dual Global Certificate and if a Specified Currency is indicated in the Prospectus Supplement, the principal of and interest on such Security shall be paid by the Bank on each Interest Payment Date, Redemption Date or Maturity Date, as the case may be, in the Specified Currency if the Holder thereof elects by written request to the Principal Paying Agent at the Appropriate Corporate Trust Office received on or prior to the Record Date relating to such Interest Payment Date or at least 16 calendar days prior to such Redemption Date or Maturity Date, as the case may be, to receive such payment in the Specified Currency; provided, however, that if the Holder of a Guaranteed Debt Security does not make such election to receive payment of the principal of and interest on such Security in its Specified Currency, such payment shall be made in United States dollars in an amount determined by the Principal Paying Agent acting as agent of the Bank for such purpose (the “Exchange Rate Agent”); provided further that, if the bid quotations referred to under (ii) below are not available, such payments shall be made in the Specified Currency; provided further that, if the Specified Currency is not available for the payment of principal of or interest on a Guaranteed Debt Security due to the imposition of exchange controls or other circumstances beyond the control of the Bank, the Bank will be entitled to satisfy its obligations to the Holder of a Guaranteed Debt Security by making such payment in United States dollars in an amount determined (notwithstanding any contrary provision described in (ii) below) on the basis of the most recently available noon buying rate in New York City for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the “Market Exchange Rate”).

Notwithstanding any provision of this paragraph (b) to the contrary, if DTC is the Holder of a Guaranteed Debt Security, payment of principal of and interest on a Guaranteed Debt Security shall be made in the Specified Currency or United States Dollars in accordance with the procedures of DTC which shall supersede the provisions of this paragraph (b) to the extent they are inconsistent.

The Holder of a Specified Currency Security may elect to receive payment in the Specified Currency for all payments of principal and interest and need not file a separate election for each payment, and such election shall remain in effect until revoked by written notice to the Principal Paying Agent at the Appropriate Corporate Trust Office, received on or prior to the Record Date or at least sixteen calendar days prior to a Redemption Date or Maturity Date, as the case may be. Such request by the Holder hereof should be in writing (mailed or hand delivered) or by facsimile transmission.

(ii)  Any U.S. dollar amount to be received by the Holder of a Specified Currency Security will be based on the highest bid quotation in New York City received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Specified Currency Securities scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holder of the Specified Currency Security by deductions from such payments.

(iii)  If the Holder of a Specified Currency Security elects to receive payment in the Specified Currency as provided in paragraph (b)(i), such payment shall be made at any Paying Agent, in the Specified Currency, at the option of such Holder, subject to applicable laws and regulations, either by a check in the Specified Currency drawn on a bank in a city in the country of such Specified Currency mailed to the person entitled hereto at his address as it appears on the Security Register, or by transfer of immediately available funds to an account maintained by such Holder with a bank located outside the United States; provided that appropriate wire transfer instructions have been received by the Principal Paying Agent together with the election to receive payment in the Specified Currency.

(c)  If a Guaranteed Debt Security is represented by a Euroclear/Clearstream Luxembourg Global Certificate and if a Specified Currency is indicated in the Prospectus Supplement, the principal of and interest on such Security shall be paid by the Bank on each Interest Payment Date, Redemption Date or Maturity Date, as the case may be, in the Specified Currency in accordance with the procedures of Euroclear and Clearstream Luxembourg.

(d)  Notwithstanding the foregoing provisions described in the “Currencies of Payment”, principal of and interest due at maturity on a Guaranteed Debt Security or at redemption shall be payable in immediately available funds, to the person to whom payment of the principal of such Security shall be made, upon surrender of a Guaranteed Debt Security (i) if such Security is issued under a Single Certificate Structure, at the New York Corporate Trust Office and (ii) if such Security is issued under a

Dual Certificate Structure, and (A) the Security is evidenced by a DTC Dual Global Certificate, at the New York Corporate Trust Office or (B) the Security is evidenced by a Euroclear/Clearstream Luxembourg Global Certificate, at the London Corporate Trust Office.

(e)  Pursuant to the Fiscal Agency Agreement, there shall be a Principal Paying Agent maintaining an Appropriate Corporate Trust Office, until the earlier of (A) the first date on which all such Guaranteed Debt Securities are no longer outstanding (as such term is defined under “Definitions” in the following description of the Fiscal Agency Agreement), or (B) two years after the principal of all such Securities shall have become due and payable (whether at stated maturity or otherwise) and monies for the payment in full of such principal of and all accrued interest on such Securities shall have been made available at the Appropriate Corporate Trust Office.

4.    Floating Rates.    If a Guaranteed Debt Security is a Floating Rate Security as specified in the Prospectus Supplement, the base rate, the date on which the interest rate is reset, the spread over the base rate or the amount by which the base rate shall be multiplied and all other provisions relating to the computation of interest shall be specified in the Prospectus Supplement. The interest rate on that Guaranteed Debt Security in no event shall be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

If a day on which, as set forth in the Prospectus Supplement, the floating rate interest shall be reset (the “Interest Reset Date”) for a Guaranteed Debt Security would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day; except that if the interest rate for a Guaranteed Debt Security is based on LIBOR and such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

5.    Additional Interest.    Under Austrian law in effect on the date on which the Fiscal Agency Agreement was executed and delivered, upon payment of principal of or interest on a Guaranteed Debt Security, neither the Bank, any Paying Agent, nor Austria will be obligated to withhold any amount for taxes, fees, assessments or other governmental charges imposed by Austria or any province, municipality or other political subdivision or taxing authority thereof or therein; provided, however, that pursuant to a law enacted on July 7, 1988 in the case of a Guaranteed Debt Security issued after December 31, 1988 a withholding for tax will be imposed unless the payments are made outside Austria or to a nonresident (within the meaning of Austrian tax law) who adequately discloses his status as a nonresident to the payor. The Bank agrees, in the event of any change in the laws of Austria or of any province, municipality or other political subdivision or taxing authority thereof or therein (including any change in the official application of, execution of, or amendment to, such laws), or any change in any treaty or treaties to which Austria is a party (including any change in the official application of, execution of, or amendment to, such treaty or treaties) (any such change in law or treaty being herein called a “Change”) the enactment of which occurs after the Issue Date specified in the Prospectus Supplement, such as to require the withholding by the Bank, any Paying Agent or Austria of any amount for such taxes, fees, assessments or other governmental charges, that the Bank will pay, to the extent it may then lawfully do so, as additional interest (“Additional Interest”) to the Holder of a Guaranteed Debt Security such additional amounts as are necessary in order that every net payment by the Bank, any Paying Agent or Austria of the principal of and interest on a Guaranteed Debt Security after deduction or withholding for or on account of any present or future tax, fee, assessment or other governmental charge required by Austria or any province, municipality or other political subdivision or taxing authority thereof or therein to be withheld by such person from the payment (or any payment in lieu of such withholding paid directly by any such Holder) will not be less than the amount provided for in a Guaranteed Debt Security to be then due and payable; provided, however, that no such Additional Interest shall be payable in respect of the principal of and interest on a Guaranteed Debt Security: (i) to a Holder who is liable for any such taxes, duties, assessments or charges with respect to such Certificate by reason of his having some connection with the Republic other than the mere holding of such Guaranteed Debt Security; or (ii) which is presented for payment more than thirty (30) days after the payment first becomes due and payable, except to the extent that the Holder would have been entitled to such additional amounts on presenting the same for payment upon expiry of such period of thirty (30) days; or (iii) where such deduction or withholding is imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings and implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing, or complying with, or introduced in order to conform to such directive; or (iv) presented for payment by or on behalf of a Holder of a Guaranteed Debt Security who would have been able to avoid such withholding or deduction by presenting the relevant Guaranteed Debt Security to another Paying Agent in a Member State of the EU. If the Bank shall pay any such Additional Interest, it shall cause to be delivered at or about the time of payment thereof to the Holder of a Guaranteed Debt Security a statement with respect to such Additional Interest. All references in a Guaranteed Debt Security to “interest” shall include both interest on the unpaid principal amount at the rate provided in the Prospectus Supplement and amounts, if any, payable as Additional Interest as described in this paragraph.

6.    Redemption.

(a)  If at any time the Bank shall become obligated, or determines that it will become obligated, to pay any Additional Interest, the Bank may, at its option, redeem all, but not some only, of the Guaranteed Debt Securities at any time on a date (which date may not be before the Business Day preceding the effective date of any change referred to under (b)(iv) below) specified on notice to the Principal Paying Agent at least 15 days before the date on which notice of such redemption will be given to the Holders (the date on which such notice is given by the Bank to the Principal Paying Agent being herein called the “Determination Date”) at the Redemption Price (as defined below) for each Guaranteed Debt Security. The determination as to whether payment of Additional Interest would be required on account of any of the Guaranteed Debt Securities shall, for the purposes of this paragraph, be made by the Bank (i) on the basis of the evidence that is in the possession of the Bank in respect of the interest payment next preceding the Determination Date and of the laws and treaties and the official application thereof in effect on such Determination Date, or (ii) (if the Bank so elects) on the basis of the laws and treaties to become effective on or before the next succeeding Interest Payment Date. If at any time the Bank shall become obligated to pay Additional Interest and if the Bank shall determine that it is not permitted by Austrian law to pay all or part of such Additional Interest, the Bank shall redeem all, but not some only, of the Guaranteed Debt Securities on a Redemption Date fixed as set forth above at the Redemption Price of each Guaranteed Debt Security.

(b)  On the Determination Date, the Bank will deliver to the Principal Paying Agent a certificate signed by two authorized officers of the Bank

(i)  calculating the Redemption Price,

(ii)  stating the Redemption Date,

(iii)  stating that the Bank has or will become obligated to pay Additional Interest,

(iv)  identifying the Change as a result of which such obligation of the Bank to pay Additional Interest has arisen,

(v)  specifying the effective date of such Change and

(vi)  if applicable, stating the basis for the determination that the Bank is not permitted by Austrian law to pay all or part of such Additional Interest.

7.    Notice of Redemption.

(a)  In case the Bank shall give notice of its intention to redeem the Guaranteed Debt Securities, the Principal Paying Agent shall cause to be published, on behalf and at the expense of the Bank, notice of the Bank’s intention to redeem the Guaranteed Debt Securities

(i)  at least once in an Authorized Newspaper (as hereinafter defined) published in the City of New York and in an Authorized Newspaper published in London, England, the first such publication to be not less than 30 nor more than 45 days prior to the Redemption Date and

(ii)  if the Guaranteed Debt Securities are listed on a stock exchange and the rules of said stock exchange require publication of the intention to redeem the Guaranteed Debt Securities, in the manner and in the newspapers required by such rules.

“Authorized Newspaper” means a newspaper of general circulation in the relevant city, in the English language and customarily published on Monday through Friday in each week. In case, by reason of the temporary or permanent suspension of publication of any Authorized Newspaper, or by reason of any other cause, it shall be impracticable to make publication of the notice of redemption in an Authorized Newspaper as herein provided, then such publication or other notice in lieu thereof as shall be made by the Principal Paying Agent shall constitute a sufficient publication of such notice; provided, however, that such publication or other notice shall, so far as may be practicable in the good-faith judgment of the Bank, approximate the terms and conditions of the publication in lieu of which it is given. Notice of redemption shall also be given by the Principal Paying Agent, on behalf of and at the expense of the Bank, by first-class mail (air mail in the case of Holders of Securities whose addresses appearing in the Security Registers are in a country other than the country from which the mailing originates), postage prepaid, mailed not less than 30 days nor more than 45 days prior to the Redemption Date to Holders of the Guaranteed Debt Securities at his last address appearing on the Security Register.

Notwithstanding the foregoing provisions of this paragraph (a), so long as Global Certificates representing all Guaranteed Debt Securities of an issuance are held in their entirety on behalf of DTC, Euroclear and Clearstream Luxembourg or any of them, notice of the Bank’s intention to redeem any of such Guaranteed Debt Securities may, instead of being published in an Authorized Newspaper, be given to DTC, Euroclear or Clearstream Luxembourg, as the case may be, for communication by them to the owners of beneficial interests in the Global Certificate; provided, however, that in addition, for so long as any Guaranteed Debt Securities of an issuance are listed on a stock exchange and the rules of that stock exchange require that notice of redemption be published in a newspaper, the Bank will comply with such requirement.

(b)  If notice of redemption by publication is duly given, failure to give notice by mail with respect to such redemption or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of a Guaranteed Debt Security. If notice is duly given by mail to the Holder of a Guaranteed Debt Security, failure to give notice by publication or any defect therein or in the publication thereof shall not affect the validity of the proceedings for the redemption of such Security.

All notices of redemption of Guaranteed Debt Securities shall state:

(i)  the Redemption Date;

(ii)  a description of the Guaranteed Debt Securities to be redeemed;

(iii)  that on the Redemption Date there will become and be due and payable upon each such Security the Redemption Price;

(iv)  that from and after the Redemption Date the Holder of such Securities will be entitled to receive only the Redemption Price;

(v)  that from and after the Redemption Date interest on such Securities will cease to accrue;

(vi)  that payment of the Redemption Price will be made, upon surrender of such Securities maturing after the Redemption Date, at the Appropriate Corporate Trust Office; and

(vii)  that, upon surrender of such Securities maturing after the Redemption Date, payment of the Redemption Price will be made, subject to any applicable law and regulations, in the manner provided in the Guaranteed Debt Securities with respect to principal payments.

(c)  Notice of redemption having been given as aforesaid, a Guaranteed Debt Security shall, on the Redemption Date, become due and payable at the Redemption Price and on and after such date (unless the Bank shall default in the payment of the Redemption Price) a Guaranteed Debt Security shall cease to bear interest. Upon surrender of a Guaranteed Debt Security for redemption in accordance with said notice, a Guaranteed Debt Security shall be paid by the Bank at the Redemption Price. Interest payable on or prior to the Redemption Date shall continue to be payable to the Holder of a Guaranteed Debt Security as set forth in the Terms and Conditions.

8.    Transfer; Exchange; Definitive Certificates.

(a)  The transfer of a Guaranteed Debt Security may be registered on the Security Register maintained by the Principal Paying Agent upon surrender of a Guaranteed Debt Security for registration of transfer at the Appropriate Corporate Trust Office. Upon such surrender for registration of transfer, the Bank shall execute, and the Principal Paying Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Guaranteed Debt Securities of any authorized denominations, of a like aggregate principal amount, all as requested by the transferor, and bearing the Guarantee.

(b)  Subject to the limitations provided in other provisions described under “Transfer; Exchange; Definitive Certificates”, at the option of the Holder, a Guaranteed Debt Security may be exchanged for other Guaranteed Debt Securities of any authorized denominations, of a like aggregate principal amount, upon surrender of a Guaranteed Debt Security to be exchanged at the Appropriate Corporate Trust Office and upon payment if the Bank shall so require of the charges hereinafter provided. Whenever a Guaranteed Debt Security is so surrendered for exchange, the Bank shall execute, and the Principal Paying Agent shall authenticate and deliver, the Guaranteed Debt Securities which the Holder of a Guaranteed Debt Security is entitled to receive upon such exchange, each of which Guaranteed Debt Securities shall bear the Guarantee.

(c)	(i) In the case a Guaranteed Debt Security is issued under the Single Certificate Structure and if (A) DTC or any successor depositary notifies the Bank that it is unwilling or unable to continue as depositary for a DTC Global Certificate or DTC or such successor depositary at any time ceases to be a “Clearing Agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable statute or regulation, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Bank within 90 days of such notice, or (B) an Event of Default (as defined below “Events of Default”) has occurred and is continuing with respect to the Guaranteed Debt Securities, the Bank will issue one or more certificates in definitive, fully registered form (“Definitive Certificates”) in exchange for such DTC Global Certificate. In addition, upon request of the Bank, DTC shall surrender the DTC Global Certificate or Certificates held by it and, in exchange for such DTC Global Certificates, the Bank and Austria shall execute and the Principal Paying Agent, upon receipt of a certificate requesting the authentication and delivery of Definitive Certificates, at the New York Corporate Trust Office shall authenticate and deliver, without service charge, to the person or persons specified by DTC new Definitive Certificates of like tenor, of any authorized denominations, as specified by DTC, and in an aggregate principal amount equal to and in exchange for such person’s or persons’ beneficial interest in any of such Global Certificates. Definitive Certificates issued in exchange for such Global Certificate(s) pursuant to this paragraph shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Principal Paying Agent.

(ii)  If a Guaranteed Debt Security is issued under the Dual Certificates Structure and if (A) (x) with respect to a DTC Dual Global Certificate an event described in (c)(i)(A) above occurs or (y) with respect to a Euroclear/Clearstream Luxembourg Global Certificate, Euroclear, Clearstream or any successor depositary notifies the Bank that it is unwilling or unable to continue as depositary for a Euroclear/Clearstream Luxembourg Global Certificate, and a successor depositary is not appointed by the Bank within 90 days of such notice, or (B) an Event of Default has occurred and is continuing with respect to the Guaranteed Debt Securities, the Bank will issue one or more Definitive Certificates in exchange for such Global Certificate. In addition, upon request of the Bank, DTC or Euroclear or Clearstream, as the case may be, shall surrender the Global Certificate or Certificates held by it and, in exchange for such Global Certificate(s), the Bank and Austria shall execute and the Principal Paying Agent, upon receipt of a certificate requesting the authentication and delivery of Definitive Certificates, at the Appropriate Corporate Trust Office shall authenticate and deliver, without service charge, to the person or persons specified by DTC or Euroclear or Clearstream Luxembourg, as the case may be, new Definitive Certificates of like tenor, of any authorized denominations, as specified by DTC or Euroclear or Clearstream Luxembourg, as the case may be, and in an aggregate principal amount equal to and in exchange for such person’s or persons’ beneficial interest in any of such Global Certificates. Definitive Certificates issued in exchange for such Global Certificate(s) pursuant to this paragraph shall be registered in such names and in such authorized denominations as DTC or Euroclear or Clearstream Luxembourg, as the case may be, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Principal Paying Agent.

In addition, in either case referred to in clauses (i) and (ii), the Bank shall execute and the Principal Paying Agent at the Appropriate Corporate Trust Office shall authenticate and deliver, without service charge, to DTC or Euroclear or Clearstream Luxembourg, as the case may be, one or more new Global Certificates of like tenor and in an authorized denomination, in an amount equal to the difference, if any, between the principal amount of the surrendered Global Certificate(s) and the aggregate principal amount of Definitive Certificates authenticated and delivered to the person or persons referred to in clause (i) or (ii) above. Upon the exchange of a Global Certificate for Definitive Certificates, such Global Certificate shall be canceled by the Principal Paying Agent.

(d)  Notwithstanding any provision to the contrary herein, so long as a Global Certificate remains outstanding and is held by or on behalf of DTC, Euroclear or Clearstream or their respective nominees, as the case may be, transfers of a Global Certificate into another Global Certificate, in whole or in part, and exchanges and transfers of a Global Certificate into one or more Definitive Certificates shall only be made in accordance with the provisions described below “Transfer; Exchange; Definitive Certificates” and in accordance with the applicable procedures of DTC, Euroclear and Clearstream Luxembourg, in each case to the extent applicable (the “Applicable Procedures”).

Transfers of a Global Certificate shall be limited to transfers of such Global Certificate in whole, but not in part, (i) in the case of the Single Certificate Structure, to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary of DTC or a nominee of such successor depositary, and (ii) in the case of the Dual Certificates Structure, to a nominee of DTC, Euroclear or Clearstream Luxembourg, or by a nominee of DTC, Euroclear or Clearstream Luxembourg to DTC, Euroclear, Clearstream Luxembourg or their other nominees, or by DTC, Euroclear, Clearstream Luxembourg or any such nominee to a successor depository of DTC, Euroclear or Clearstream Luxembourg or a nominee of such successor depositary, provided that the provisions in this paragraph and the above paragraph under clause (d) shall not prohibit any transfer of a Definitive Certificate that is issued in compliance with these Terms and Conditions. Nothing in this paragraph or the above paragraph shall prohibit or render ineffective any transfer of a beneficial interest in a Global Certificate effected in accordance with the provisions of paragraph (e) or (f) below.

(e)  In the case a Guaranteed Debt Security is issued under the Single Certificate Structure, transfers of beneficial interests in a Global Certificate shall be made in accordance with the following provisions:

(i)  Purchasers may hold their beneficial interests in the DTC Global Certificates directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system, including Euroclear and Clearstream Luxembourg, whether directly through Clearstream Luxembourg or Euroclear, if they are participants in such systems or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold beneficial interests in the DTC Global Certificate on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s respective names on the books of their respective depositaries, which in turn will hold such interests in the DTC Global Certificate in customers’ securities accounts in the depositaries’ names on the books of DTC.

(ii)  If an owner of a beneficial interest in a DTC Global Certificate wishes at any time to transfer such interest to a person who wishes to take delivery thereof in the form of a beneficial interest in a DTC Global Certificate, such transfer may be effected subject to the Applicable Procedures.

(f)  In the case a Guaranteed Debt Security is issued under the Dual Certificates Structure, transfers of beneficial interests in a Global Certificate shall be made in accordance with the following provisions:

(i)  Purchasers may hold (A) their beneficial interests in the DTC Dual Global Certificates directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system and (B) their beneficial interests in the Euroclear/Clearstream Luxembourg Global Certificates directly through Clearstream Luxembourg or Euroclear, if they are participants in such systems or indirectly through organizations which are participants in such systems.

(ii)  If an owner of a beneficial interest in a Euroclear/Clearstream Luxembourg Global Certificate or in a DTC Dual Global Certificate, as the case may be, wishes at any time to transfer such beneficial interest to a person who wishes to take delivery thereof in the form of a beneficial interest in a Euroclear/Clearstream Luxembourg Global Certificate or the DTC Dual Global Certificate, as the case may be, such transfer may be effected subject to the Applicable Procedures. An exchange of a beneficial interest in a DTC Dual Global Certificate for a beneficial interest in a Euroclear/Clearstream Luxembourg Global Certificate, or vice versa, shall be recorded on the Security Register and shall be effected by an increase or a reduction in the aggregate principal amount of the DTC Dual Global Certificate by the principal amount of beneficial interests so exchanged and a corresponding reduction or increase in the aggregate principal amount of the Euroclear/Clearstream Luxembourg Global Certificate.

(g)  Every Guaranteed Debt Security presented or surrendered for registration of transfer or exchange shall (if so required by the Bank or the Principal Paying Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Bank and the Principal Paying Agent duly executed, by the Holder thereof or his attorney duly authorized in writing.

(h)  No service charge shall be made for any registration of transfer or exchange of any Guaranteed Debt Security, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

(i)  Each Guaranteed Debt Security authenticated and delivered upon any registration of transfer of or in exchange for or in lieu of the whole or any part of any other Guaranteed Debt Security shall evidence the same debt and shall carry all the rights to interest accrued and unpaid and to accrue interest which were carried by the whole or such part, as the case may be, of such other Security, and, notwithstanding anything to the contrary herein contained, such new Security shall bear such interest that neither gain nor loss of interest shall result upon such transfer or exchange.

(j)  Prior to due presentment for registration of transfer, the Bank, Austria, the Principal Paying Agent and each Paying Agent may treat the person in whose name a Guaranteed Debt Security is registered on the Security Register as the owner hereof for all purposes, whether or not such Security be overdue, and neither the Bank, Austria, the Principal Paying Agent nor any Paying Agent shall be affected by notice to the contrary.

(k)  The Principal Paying Agent shall not be required (x) to issue, register the transfer of or exchange any Guaranteed Debt Securities during a period beginning at the opening of business 15 days before the day of the first publication of a notice of redemption pursuant to (a) hereof and ending at the close of business on the day of such publication or (y) to register the transfer of or exchange of any Guaranteed Debt Security so selected for redemption.

9.    Mutilated, Lost or Stolen Securities.    In case any Guaranteed Debt Security shall at any time become mutilated, such mutilated Guaranteed Debt Security may be surrendered to the Principal Paying Agent and thereupon the Bank shall execute, and the Principal Paying Agent shall authenticate and deliver, in exchange therefor, a new Guaranteed Debt Security of like tenor and principal amount, bearing the Guarantee. In case any Guaranteed Debt Security shall at any time become destroyed, lost or stolen and if there be delivered to the Appropriate Corporate Trust Office (i) evidence to the satisfaction of the Principal Paying Agent of the destruction, loss or theft of such Security, and (ii) such Security or indemnity as may be required by the Principal Paying Agent, the Bank and Austria to save each of them harmless, then, in the absence of notice to the Bank, Austria or the Principal Paying Agent that such Security has been acquired by a bona fide purchaser, the Bank shall execute and upon its request the Principal Paying Agent shall authenticate and deliver in lieu of any such destroyed, lost or stolen Guaranteed Debt Security, a new Guaranteed Debt Security of like tenor and principal amount, bearing the Guarantee. In case any such mutilated, destroyed, lost or stolen Guaranteed Debt Security has become or is about to become due and payable, the Bank in its discretion may, instead of issuing a new Guaranteed Debt Security, pay such Security. Upon the issuance of any new Guaranteed Debt Security under this paragraph, the Bank may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Principal Paying Agent) connected therewith.

Every new Guaranteed Debt Security issued pursuant to this paragraph and the paragraph above in lieu of any destroyed, lost or stolen Guaranteed Debt Security shall constitute an original additional contractual obligation of the Bank, whether or not the destroyed, lost or stolen Guaranteed Debt Security shall be at any time enforceable by anyone. The provisions described in this paragraph and the paragraph above are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Guaranteed Debt Securities.

Fiscal Agency Agreement.

1.	(a) The Bank and Austria have in the Fiscal Agency Agreement appointed Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) as Principal Paying Agent of the Bank and of Austria in respect of the Guaranteed Debt Securities and the Guarantees and as Exchange Rate Agent, Reporting Agent, Calculation Agent and Registrar, having the obligations set forth in the Fiscal Agency Agreement. The Fiscal Agency Agreement contains provisions concerning the resignation and removal of the Principal Paying Agent and the appointment and qualification of successor Principal Paying Agents. In acting under the Fiscal Agency Agreement and in connection with the Guaranteed Debt Securities, the Principal Paying Agent is acting solely as agent of the Bank and of Austria, and does not assume any obligation or relationship of agency or trust for or with any of the owners or the Holder of the Guaranteed Debt Securities or owners of beneficial interests therein, except (i) that all funds held by the Principal Paying Agent for payment of principal or interest on the Guaranteed Debt Securities shall be held in trust, but need not be segregated from other funds except as required by law; provided, however, that monies held by the Principal Paying Agent for the payment of principal of and interest on any Guaranteed Debt Security and remaining unclaimed shall be identified in a notice provided by the Principal Paying Agent to the Bank and simultaneously be repaid to the Bank at the end of two years after such principal or interest shall have become due and payable, as the case may be (whether at the Maturity Date or otherwise), and upon any such repayment the aforesaid trust shall terminate with respect to such monies and all liability of the Principal Paying Agent with respect to such monies shall thereupon cease (without, however, limiting in any way the unconditional obligation of the Bank to pay the principal of and interest on such Guaranteed Debt Security as the same shall become due and payable) and (ii) that the Principal Paying Agent shall be responsible for the correctness of its representations in the Certificate of Authentication on each Guaranteed Debt Security.

(b)  The Fiscal Agency Agreement inures to the benefit of the Holder of a Guaranteed Debt Security. Copies of the Fiscal Agency Agreement are on file and available for inspection at the Corporate Trust Offices; and

(c)  The Fiscal Agency Agreement may be amended by the Bank and Austria and the Principal Paying Agent, without the consent of any Holder of any Guaranteed Debt Security, by an instrument in writing executed by the Bank and Austria and the Principal Paying Agent, to cure any ambiguity, or to effect any other modification of any of the terms thereof or to make any other provisions with respect to matters or questions arising under the Fiscal Agency Agreement; provided, however, that no such amendment shall adversely affect the interests of the Holder of a Guaranteed Debt Security.

2.    Moneys Held in Trust by Principal Paying Agent.    In order to provide for the payment of principal of and interest on the Guaranteed Debt Securities as the same shall become due, the Bank agrees to pay, for the benefit of the Holders of the Guaranteed Debt Securities, to the Principal Paying Agent at the Appropriate Corporate Trust Office, in the Specified Currency, the amounts set forth below in this paragraph to be held in trust for, and at the risk of, the Holders of the Guaranteed Debt Securities and applied by the Principal Paying Agent as herein set forth:

(a)  the Bank shall pay to the Principal Paying Agent, on or before each Interest Payment Date, in immediately available funds, an amount sufficient to pay the interest becoming due on all the Guaranteed Debt Securities outstanding on such Interest Payment Date, and the Principal Paying Agent shall apply the amounts so paid to it to the payment of such interest on such Interest Payment Date;

(b)  in the event that the Bank shall redeem all of the Guaranteed Debt Securities as provided herein, the Bank shall pay to the Principal Paying Agent, on or before the Redemption Date, in immediately available funds, an amount sufficient to pay the Redemption Price of such Securities, and the Principal Paying Agent shall apply such amount to the payment of such Redemption Price on such Redemption Date; and

(c)  the Bank shall pay to the Principal Paying Agent, on or before the Maturity Date of the Guaranteed Debt Securities, in immediately available funds, an amount that shall be equal to the entire amount of interest, if any, and principal to be due on such Maturity Date on all such Securities then outstanding, and the Principal Paying Agent shall apply such amount to the payment of interest on and principal of such Securities in accordance with the terms thereof.

3.    Events of Default.    In case one or more of the following events (“Events of Default”) shall have occurred and be continuing,

(a)  default is made in the payment of any amount payable in respect of the principal of any Guaranteed Debt Security at maturity or of the Redemption Price of any Guaranteed Debt Security on a Redemption Date or default is made in the payment of any interest on any Guaranteed Debt Security on any Interest Payment Date and any such default continues for more than 14 days after notice of such default has been given by the Holder of Guaranteed Debt Security to the Principal Paying Agent;

(b)  default in payment at maturity and the continuance of such default for more than the grace period (if any) applicable thereto, or default and acceleration of maturity (which acceleration shall not have been rescinded or annulled), shall have occurred in respect of any indebtedness for borrowed money of the Bank with a final maturity of more than one year (other than the Guaranteed Debt Securities and other than any indebtedness denominated or repayable in euros) aggregating at any one time $25,000,000 (or the equivalent in any other currencies);

(c)  (x) in any proceeding instituted against the Bank (including, but not limited to, a Konkursverfahren, an order of Geschäftsaufsicht or a decree of the Austrian Ministry of Finance ordering temporary measures to protect creditors, under the laws of Austria) the Bank shall be adjudicated a bankrupt, be subjected to Geschäftsaufsicht or to temporary measures to protect creditors and such adjudication, order or decree shall not have been vacated or set aside within 90 days from the date of entry thereof or shall become final before the end of such 90-day period; or (y) the Bank shall institute, or take any corporate action to authorize the institution of, or consent to the institution by another of, any proceedings relating to it or any substantial part of its property under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or similar law (including, but not limited to, the institution of a Konkursverfahren, the application for Geschäftsaufsicht or the application for a decree ordering temporary measures to protect creditors under the laws of Austria); and

(d)  default in the performance, or breach, of any covenant, undertaking or warranty of the Bank or of Austria contained or described in a Guaranteed Debt Security (other than a covenant for which a default in the performance of which is specifically dealt with elsewhere in this paragraph), and continuance of such default or breach for a period of 90 days after there has been given to the Bank and Austria, in care of the Principal Paying Agent, by the Holder of a Guaranteed Debt Security a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such Security;

then (x) if an Event of Default referred to in (a) above shall have occurred and be continuing, the principal amount of a Guaranteed Debt Security shall at the option of, and upon written notice to the Bank, in care of the Principal Paying Agent (which shall promptly notify the Bank of such notice) by, the Holder of such Security mature and become immediately due and payable upon the date that such written notice is received by the Principal Paying Agent (together with accrued interest to such date), unless prior to such date all Events of Default in respect of all the Guaranteed Debt Securities shall have been cured, (y) if an Event of Default referred to in (b) or (d) above shall have occurred and be continuing, the Holders of 25% in principal amounts of the Guaranteed Debt Securities outstanding may declare the principal of all the Guaranteed Debt Securities immediately due and payable by written notice to the Bank, in care of the Principal Paying Agent (which shall promptly notify the Bank of such notice), and upon any such declaration such principal shall become immediately due and payable upon the date that such written notice is received by the Principal Paying Agent (together with accrued interest to such date), unless prior to such date all Events of Default in respect of all the Guaranteed Debt Securities shall have been cured, and (z) if an Event of Default referred to in (c) above shall have occurred and be continuing, the payment of the principal amount of the Guaranteed Debt Securities and of interest thereon will depend on the mandatory rules and regulations of the respective proceeding, provided however, should no rule or regulation of such proceeding mandate otherwise, the principal amount of the Guaranteed Debt Securities and interest thereon shall at the option of, and upon written notice to the Bank, in care of the Principal Paying Agent (which shall promptly notify the Bank of such notice) by, the Holder of Guaranteed Debt Security mature and become immediately due and payable upon the date that such written notice is received by the Principal Paying Agent (together with accrued interest to such date).

4.    Representations by the Bank.    The Bank represents and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of the Guaranteed Debt Securities and the Guarantees, and to constitute the same the legal, valid and binding obligations of the Bank and of Austria, respectively, enforceable in accordance with their respective terms, have been done and performed and have happened in due and strict compliance with all applicable laws and regulations.

5.    Authentication.    No Guaranteed Debt Security shall become valid or obligatory for any purpose unless and until the Certificate of Authentication on such Security shall have been manually signed by the Principal Paying Agent.

6.    Due Date not a Business Day.    Any payment of principal or interest required to be made on an Interest Payment Date, a Redemption Date or at maturity of a Guaranteed Debt Security that is not a Business Day need not be made on such nominal day, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date and if such principal of or interest on this Security are so paid, no interest shall accrue for the period from and after such nominal date; provided, however that if this Security specifies a LIBOR interest rate such extension of time, if it relates to the date of an interest payment of a Guaranteed Debt Security which does not fall on the date of maturity or payment of principal, would cause such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

7.    Governing Law.    The Guaranteed Debt Security shall be governed by, and interpreted in accordance with, the law of the State of New York, United States of America, except that, if the Security is a Specified Currency Security and if the Specified Currency is converted into euro, all issues of redenomination relating to such conversion shall be governed by the applicable regulations of the EU and the law of the country in which the Specified Currency was legal tender.

8.    Jurisdiction Clause.

(a)  The Bank and Austria each agrees that any legal action by any person arising out of or relating to a Guaranteed Debt Security or the Guarantee may be brought in the State or Federal courts sitting in the New York County, State of New York; and by execution and delivery of a Guaranteed Debt Security, the Bank and Austria each irrevocably submits to such jurisdiction; provided, however, that such submission by Austria does not extend to legal actions against Austria brought under United States securities laws.

(b)  With respect to any such action, the Bank and Austria each will appoint CT Corporation System, with an office on the date hereof at 1633 Broadway, New York, New York 10019, as its agent (CT Corporation System, until a successor authorized agent shall have become such pursuant to (d) below, and thereafter such successor, is herein called the “Authorized Agent”) to receive for and on behalf of the Bank and Austria, service of summons and complaints and other legal process in any such action. Such service may be made by delivering or mailing a copy of the summons and complaint or other legal process to the Bank or Austria, as the case may be, in care of the Authorized Agent, and the Authorized Agent is hereby authorized and directed to accept the same for and on behalf of the Bank and Austria, respectively, and to admit service with respect thereto. Upon service of process being made on the Authorized Agent, as aforesaid, a copy of the summons and complaint or other legal process served shall promptly be mailed to the Bank or Austria, as the case may be, by registered air mail, postage prepaid, return receipt requested. Service upon the Authorized Agent, as aforesaid, shall, to the fullest extent permitted by applicable law, be deemed to be personal service on the Bank or Austria, as the case may be, and shall be legal and binding upon the Bank and Austria, respectively, for all purposes notwithstanding any failure on the part of the Bank or Austria to receive the same.

(c)  The Bank further irrevocably consents to the service of process on it with respect to any such action by the mailing of copies of such process by first class mail to the Bank.

(d)  The Bank and Austria each agrees that so long as any of the Guaranteed Debt Securities remain outstanding it shall maintain a duly appointed agent for the service of summons and complaints and other legal process in the Borough of Manhattan, the City and State of New York for the purposes of any legal action with respect to which it has submitted to the jurisdiction of the courts specified in paragraph (a) above. Each such appointment of an Authorized Agent shall be irrevocable as long as any of the Guaranteed Debt Securities remain outstanding and until the appointment of a successor Authorized Agent in said Borough of Manhattan and such successor’s acceptance of such appointment. The Bank and Austria shall give to the Principal Paying Agent prompt notice of the acceptance by such successor Authorized Agent of such appointment and of the location of and any change in the location of such successor Authorized Agent; and the Principal Paying Agent shall keep such notices on file and available for inspection by the Holder of a Guaranteed Debt Security at the Corporate Trust Offices. The Bank and Austria will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid.

(e)  Notwithstanding the foregoing provisions of (a) through (d) above, any action by any person arising out of or relating to a Guaranteed Debt Security or the Guarantee endorsed hereon may be instituted against the Bank or Austria or both in any competent court in Vienna, Republic of Austria.

(f)  The courts referred to in (a) and (e) above each separately will have exclusive jurisdiction over any legal action referred to in (a) and (e); provided, however, that the Bank and Austria will agree that the final judgment against the Bank or Austria or both (a certified or exemplified copy of which shall, to the fullest extent permitted by applicable law, be conclusive evidence of the fact and of the amount of any indebtedness therein described) in any such action shall, to the fullest extent permitted by applicable law, be conclusive and may, to the fullest extent permitted by applicable law, be enforced in any jurisdiction by suit on the judgment.

9.    Waiver of Sovereign Immunity.    To the extent that either the Bank or Austria has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, execution or otherwise) with respect to itself or its respective property, the Bank and Austria each will irrevocably waive any such immunity in respect of its respective obligations arising out of or relating to the Guaranteed Debt Securities or the Guarantee in any action that may be instituted in any State or Federal court sitting in New York County, New York, or in any competent court in Vienna, Republic of Austria, by any person; provided, however, that, notwithstanding the foregoing, such waiver (i) shall not extend to legal actions brought under United States securities laws, (ii) shall not be deemed to be, under the laws of Austria, an effective waiver of immunity from attachment of, and execution on a judgment against, certain property in respect of which immunity from such attachment and execution may not be waived, (iii) insofar as it relates to any action that may be instituted in any competent court in Vienna, Republic of Austria, shall be deemed to have only been given to the fullest extent permitted by Austrian law, and (iv) shall not extend to immunity from attachment prior to judgment. This waiver is intended to be effective upon the authentication of a Guaranteed Debt Security by the aforesaid Principal Paying Agent without any further act by the Bank or Austria, as the case may be, before any such court, and the introduction of a true copy of a Guaranteed Debt Security into evidence in any such court shall, to the fullest extent permitted by applicable law, be conclusive and final evidence of such waiver.

10.    Statute of Limitation.    Under New York law (Sections 213 of the Civil Practice Law and Rules) an action for breach of a contractual obligation, such as the Guaranteed Debt Securities, must be commenced within six years after the breach.

11.    Definitions.    As used herein:

(a)  the term “Business Day” means any day, other than a day on which banks are permitted or required to be closed,

(i) in the City of New York; or

(ii) if a Guaranteed Debt Security is a Specified Currency Security in the major financial center for dealing in the Specified Currency;

provided, however, that if a Guaranteed Debt Security is denominated in a Specified Currency that is replaced by the euro, the Bank may substitute definition of Business Day relating to such country by the existing or anticipated market practice for euro denominated debt obligations issued in the euromarkets;

(b) the term “Corporate Trust Offices” means the New York Corporate Trust Office and the London Corporate Trust Office; the term “New York Corporate Trust Office” means the principal corporate trust office of the Principal Paying Agent located at present at 280 Park Avenue in the Borough of Manhattan, the City and State of New York, the term “London Corporate Trust Office” means Deutsche Bank AG London located at present at Winchester House, 1 Great Winchester Street, London, England; and the term “Appropriate Corporate Trust Office” means in the case a Guaranteed Debt Security is issued under in a Single Certificate Structure and in the case a Guaranteed Debt Security is represented by a Definitive Certificate, the New York Corporate Trust Office, in the case a Guaranteed Debt Security is issued under a Dual Certificate Structure and (A) if a Guaranteed Debt Security is represented by a DTC Dual Global Certificate, the New York Corporate Trust Office and

(B) if a Guaranteed Debt Security is represented by a Euroclear/Clearstream Global Certificate, the London Corporate Trust Office;

(c)  the term “Fiscal Agency Agreement” means the Fiscal Agency Agreement, dated as of May 11, 1998, among the Bank, Austria and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Fiscal Agent, as originally executed and, if from time to time amended, as so amended;

(d)  the term “Holder” means the person in whose name a Guaranteed Debt Security is registered in the Security Register;

(e)  the term “outstanding” as applied to Guaranteed Debt Securities means, as of any date of determination, all Guaranteed Debt Securities theretofore authenticated and delivered except the Guaranteed Debt Securities theretofore cancelled by the Principal Paying Agent or delivered to the Principal Paying Agent for cancellation pursuant to the Fiscal Agency Agreement; provided, however, that solely for purposes of the “Jurisdiction Clause” above, the Guaranteed Debt Securities of one issuance shall be deemed to have ceased to be outstanding on the earlier of (x) one year after the Maturity Date thereof, or (y) one year after the Redemption Date on which all of such Securities then outstanding shall be redeemed in full; provided further that, in the case default shall occur in the payment of any Guaranteed Debt Securities, the date occurring one year after the date on which monies for the payment in full of principal of and all accrued interest on all such Guaranteed Debt Securities shall have been made available at the Appropriate Corporate Trust Office;

(f)  the term “Predecessor Security” of any particular Guaranteed Debt Security means every previous Guaranteed Debt Security evidencing all or a portion of the same debt as that evidenced by such particular a Guaranteed Debt Security;

(g)  the term “Principal Paying Agent” means Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a banking corporation organized under the laws of the State of New York, as principal paying agent under the Fiscal Agency Agreement until a successor principal paying agent shall have become such pursuant to the applicable provisions of the Fiscal Agency Agreement, and thereafter “Principal Paying Agent” shall mean such successor principal paying agent;

(h)  the term “Redemption Date” means the date fixed by the Bank for the redemption in accordance with the provisions set forth above under “Redemption—(a)” of any Guaranteed Debt Security to be redeemed pursuant to the provisions set forth above;

(i)  the term “Redemption Price” means the Principal Amount (and premium, if any) of any Guaranteed Debt Security to be redeemed pursuant to “Redemption—(a)” and accrued interest to, but excluding, the Redemption Date; and

(j)  the term “Security Register” means the register for registration of, the registration of transfers of and exchanges of Guaranteed Debt Securities maintained by the Principal Paying Agent at the New York Corporate Trust Office.

Guarantees

Austria will unconditionally guarantee the due and punctual payment of principal of and interest and Additional Interest, if any, on the Guaranteed Debt Securities under the Export Financing Guarantees Act of 1981, as amended. Such Guarantees will be general obligations of Austria and the full faith and credit of Austria will be pledged for the performance thereof. The Act authorizes Austria to guarantee the Guaranteed Debt Securities if they meet certain conditions relating to, among other things, the maximum principal amount of Guaranteed Debt Securities which may be issued at any one time and the maximum interest rate. No Guaranteed Debt Securities will be issued unless upon such issuance all such conditions are met.

Warrants

The following is a summary of the material provisions of the Warrants and of the Warrant Agreement relating thereto, copies of the forms of which are or will be filed as exhibits to the Registration Statement of which this Prospectus is a part, if any Warrants are issued. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The Bank may issue, together with any Guaranteed Debt Securities, Warrants for the purchase of other Guaranteed Debt Securities. Warrants are to be issued under warrant agreements to be entered into between the Bank and a bank or trust company, as warrant agent (the “Warrant Agent”), all as set forth in the prospectus supplement relating to a particular issue of Warrants. The prospectus supplement relating to the particular issue of Warrants offered thereby will set forth (1) the terms referred to above under “Guaranteed Debt Securities” of the Guaranteed Debt Securities purchasable upon exercise of such Warrants; (2) the principal amount of Guaranteed Debt Securities purchasable upon exercise of one Warrant, the exercise price, and the procedures of, and conditions to, exercise for purchasing such Guaranteed Debt Securities; (3) the dates on which the right to exercise the Warrants shall commence and expire, and whether and under what conditions the Warrants may be terminated or canceled by the Bank; (4) the date, if any, on and after which such Warrants and the related Guaranteed Debt Securities will be separately transferable; (5) whether the Warrants represented by the Warrant certificates will be issued in registered or bearer form, whether they will be exchangeable as between such forms, and if registered, where they may be transferred and registered and (6) the material tax consequences of owning and exercising the Warrants.

Governing Law

The Guaranteed Debt Securities and the Guarantees provide that they shall be governed by and interpreted in accordance with the laws of the State of New York. Pöch Krassing Rechtsanwälte GmbH, Austrian counsel to the Bank, has advised that such choice of law would be respected by the courts of Austria. However, in original actions brought in Austrian courts, questions of procedural law and, under certain circumstances, questions of public policy, would be governed by Austrian law. Also, it will not be possible to enforce in an Austrian court a judgement of a United States court. See “Enforcement of Liabilities.”

CLEARING AND SETTLEMENT

Certification and Custody

Clearing and settlement arrangements, including the existing links between Euroclear Bank S.A./N.V. as operator of Euroclear and Clearstream, Luxembourg and a link between these systems and DTC, will provide investors access to three major clearing systems. At initial settlement, the Guaranteed Debt Securities will be represented by one global certificate. The DTC Global Certificate deposited with or on behalf of DTC will be issued in registered form in the name of DTC’s nominee Cede & Co. and will represent the Guaranteed Debt Securities held by investors holding Guaranteed Debt Securities through financial institutions that are participants in DTC (“DTC participants”). Euroclear and Clearstream, Luxembourg will hold interests in the DTC Global Certificate on behalf of their respective participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC.

Payments

Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), New York will act as the Bank’s fiscal agent for the Guaranteed Debt Securities. Principal and interest payments on the Guaranteed Debt Securities will be made by the Bank through the fiscal agent to, or to the order of, the registered holder of the DTC Global Certificate. All payments duly made by the Bank to, or to the order of, the registered holder of the DTC Global Certificate, shall discharge the liability of the Bank under the Guaranteed Debt Securities to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither the Bank nor the fiscal agent has any direct responsibility or liability for the payment of principal or interest on the Guaranteed Debt Securities to owners of beneficial interests in the DTC Global Certificate. Payments by direct and indirect DTC participants to owners of beneficial interests in the DTC Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the direct or indirect DTC participants. Neither the Bank nor the fiscal agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC Global Certificate or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests.

The Clearing Systems

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between DTC participants through electronic book-entry changes in accounts of DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include certain of the U.S. depositaries, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Persons who are not DTC participants may beneficially own securities held by DTC only through DTC participants or indirect DTC participants (including Clearstream, Luxembourg, and Euroclear). The rules that apply to DTC and to DTC participants are on file with the SEC.

Transfers of beneficial interests in Guaranteed Debt Securities in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. In addition, beneficial owners of Guaranteed Debt Securities in DTC will receive all distributions of principal of and interest on the Guaranteed Debt Securities from the fiscal agent through a DTC participant. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations. “Certain Tax Considerations—United States Taxation”.

Because DTC can only act on behalf of DTC participants, who in return act on behalf of indirect DTC participants, and because beneficial owners will hold interests in the Guaranteed Debt Securities through direct or indirect DTC participants, the ability of such beneficial owners to pledge Guaranteed Debt Securities to persons or entities that do not participate in DTC, or otherwise take actions with respect to such Guaranteed Debt Securities, may be limited.

The established procedures of DTC provide that:

•

upon issuance of the Guaranteed Debt Securities by the Bank, DTC will credit the accounts of DTC participants designated by the Underwriters (who may be named in the Prospectus Supplements) with the principal amount of the Guaranteed Debt Securities purchased by such Underwriters, and

•

ownership of interests in the DTC Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the direct DTC participants and the indirect DTC participants.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the DTC Global Certificate is limited to such extent.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated as a limited liability company under the laws of Luxembourg and is owned by Deutsche Börse AG. Clearstream, Luxembourg holds securities for the participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream, Luxembourg in various currencies, including U.S. dollars. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Participants of Clearstream, Luxembourg are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters (as may be defined in the Prospectus Supplements). Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant of Clearstream, Luxembourg either directly or indirectly.

Distributions with respect to the Guaranteed Debt Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of participants of Clearstream, Luxembourg in accordance with its rules and procedures.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in various currencies, including U.S. dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator and all Euroclear securities clearance accounts and Euroclear cash accounts are with the Euroclear Operator. They are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of the participants of Euroclear, and has no record of or relationship with persons holding through participants of Euroclear. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (as may be defined in the Prospectus Supplements). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Distributions with respect to Guaranteed Debt Securities held beneficially through Euroclear will be credited to the cash accounts of the participants of Euroclear in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator.

Global Clearance and Settlement Procedures

Primary Market

Investors electing to hold their Guaranteed Debt Securities through DTC (other than through accounts at Euroclear or Clearstream, Luxembourg) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their Guaranteed Debt Securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. The Guaranteed Debt Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg holders on the Business Day following the settlement date against payment for value on the settlement date.

Secondary Market

Trading Between DTC Participants.    Secondary market trading between DTC participants (other than through accounts at Euroclear or Clearstream, Luxembourg) will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s same-day funds settlement system.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants.    Secondary market trading between Euroclear participants and/or Clearstream, Luxembourg participants will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Trading Between DTC Participants and Euroclear or Clearstream, Luxembourg Participants.    Crossmarket transfers between persons holding directly or indirectly through DTC (other than through accounts at Euroclear or Clearstream, Luxembourg), on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Guaranteed Debt Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the U.S. depositaries of their respective clearing systems.

Because of time zone differences, credits of Guaranteed Debt Securities received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Guaranteed Debt Securities settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of Guaranteed Debt Securities by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

DEBT RECORD OF THE BANK AND AUSTRIA

The Bank has never defaulted on the payment of principal of, or premium or interest on, any security issued by it.

Austria has always paid promptly when due the full face amount of the principal of and interest on every direct obligation issued by it since 1945 in the currency of the country where payable, and has paid all amounts payable under its post-war agreements for settlements of its pre-war external debt. Since 1945, Austria has not been called upon to make any payments in respect of any indebtedness guaranteed by Austria except for payments in respect of indebtedness of foreign entities to Austrian exporters or credit institutions which were covered by export credit guarantees issued by Austria under the Export Guarantees Act or predecessor statutes.

CERTAIN TAX CONSIDERATIONS

Austrian Taxation

Prospective purchasers of securities are advised to consult their own tax advisers as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes under the laws applicable in the Republic of Austria and the country of which they are residents.

Guaranteed Debt Securities held by Residents

Individuals who have their tax residence in Austria—having their domicile (Wohnsitz) or habitual place of abode (Gewöhnlicher Aufenthalt) in Austria according to Austrian tax law—are subject to Austrian income tax on their worldwide income.

Generally, payments on securities, including payments on Guaranteed Debt Securities, are subject to a 25% capital yields tax (Kapitalertragsteuer), which is deducted by the coupon paying bank in case the coupon payment is effected in Austria. In case of zero coupon securities the positive difference between the issue price and the redemption amount (or selling price) constitutes income from capital. In the absence of an Austrian coupon paying bank, investors who are tax residents in Austria must declare investment income as part of their regular tax assessment process. However, such income is taxed on a special income tax rate of 25%.

Gains derived from the sale of securities, including Guaranteed Debt Securities, within one year of their acquisition are subject to Austrian income tax. However, if the securities are held as business assets, gains are subject to income tax regardless of any ownership period.

Corporate investors having their place of management or seat in Austria are subject to Austrian corporate income tax at the rate of 25%. Deduction of capital yields tax may be avoided by submitting a written statement to the Austrian coupon paying bank declaring that the interest forms part of the business income of a domestic or foreign trade or business (Declaration of Capital Yields Tax Exemption). However, such interest income must be declared as part of the regular tax assessment process. Gains derived from the sale of securities by corporate investors are subject to Austrian corporate income tax.

Guaranteed Debt Securities held by Non-Residents

Non-resident individuals are subject to Austrian income tax only with respect to certain specified types of income, such as income from farming or forestry, professional work, business in Austria, employment, certain income from capital wealth like dividends, if the deduction of capital yields tax was to be made or rent. Income from Guaranteed Debt Securities held by non-residents, is not taxable in Austria. However, if a non-resident holds Guaranteed Debt Securities through an Austrian bank, the bank will be required to deduct a capital yield tax of 25%. Such deduction may be avoided by proving the status of non-resident tax payer to the bank. As regards EU-residents, the respective EU-directive on Taxation of Savings Income applies as adopted in Austria. See “—European Union Directive on Taxation of Savings Income.”

Non-resident corporate investors are subject to Austrian corporate income tax only with respect to certain specified types of income. Income from capital wealth, including income from Guaranteed Debt Securities, does not fall within the scope of the limited corporate income tax liability and is therefore not taxable in Austria, provided the respective securities are not assets of an Austrian permanent establishment.

Gains derived from the sale of securities, including Guaranteed Debt Securities, which are not assets of an Austrian permanent establishment are not taxable in Austria.

Inheritance and gift tax; other taxes

There is no inheritance or gift tax in Austria. Gifts exceeding certain amounts must be notified to the Austrian tax authorities pursuant to the Gift Notification Act. As long as neither the donor of securities nor the beneficiary is an Austrian resident, no Austrian gift notification applies.

Under present Austrian law, no stamp, issue, registration or similar taxes or duties will be payable in Austria by holders of securities in connection with the issue of the securities.

United States Taxation

To ensure compliance with treasury department circular 230, holders of guaranteed debt securities are hereby notified that: (a) any discussion of federal tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by holders of guaranteed debt securities for the purpose of avoiding penalties that may be imposed on the holders under the internal revenue code; (b) such discussion is included herein by the bank in connection with the solicitation of the consent of holders of guaranteed debt securities by the bank as discussed; and (c) holders of guaranteed debt securities should seek advice based on their particular circumstances from an independent tax advisor.

The following summary, which is set forth in reliance upon an opinion of Shearman & Sterling LLP, New York, New York, counsel to the Bank, is a summary of some of the material United States federal income tax consequences of the purchase, ownership and dispositions of a Guaranteed Debt Security to the United States Holders (as defined below). Additional United States federal income tax consequences, including the United States federal income tax consequences of owning and exercising the Warrants, may be set forth in Prospectus Supplements dated the date hereof or in a Pricing Supplement. The following discussion is not to be construed as tax advice for investors. Persons considering the purchase of Guaranteed Debt Securities are urged to consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations, rulings, judicial decisions, and administrative pronouncements, as of the date hereof, and all of which are subject to change or changes in interpretation, possibly on a retroactive basis. This discussion addresses only Guaranteed Debt Securities purchased by United States Holders in the initial offering at their issue price and held as capital assets within the meaning of Section 1221 of the Code. The “issue price” of a Guaranteed Debt Security will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Guaranteed Debt Securities is sold for money.

This discussion does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, including United States expatriates, insurance companies, tax-exempt institutions or investors, financial institutions, persons subject to the alternative minimum tax, dealers in securities or foreign currencies, traders who have elected “mark-to-market” treatment, investors that actually or constructively own 10% or more of the voting stock or outstanding share capital of the Bank, persons holding their Guaranteed Debt Securities as part of a short sale, straddle, hedging transaction, conversion transaction or other integrated transaction, or United States Holders whose functional currency is not the U.S. dollar. Such holders may be subject to United States federal income tax consequences different from those described below.

A “United States Holder” means an owner of a Guaranteed Debt Security that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof, (iii) an estate whose income is subject to United States federal income taxation regardless of its source or (iv) a trust that is subject to the supervision of a court within the United States and is under the control of a U.S. person. A partner in a partnership that holds Guaranteed Debt Securities is urged to consult its own tax advisor regarding the specific tax consequences of the purchase, ownership and disposition of the Guaranteed Debt Securities.

U.S. Dollar Guaranteed Debt Securities

Interest.    The gross amount of interest paid on a Guaranteed Debt Security (including any amounts withheld and any Additional Interest paid as described in “Description of Guaranteed Debt Securities—The Terms and Conditions—Additional Interest”) will generally be includible in the gross income of a United States Holder as ordinary interest income at the time the interest is received or accrued, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes.

The interest income earned by a United States Holder will be income from sources outside the United States, which may be relevant to a United States Holder in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex and United States Holders should consult their own tax advisors regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situations.

Sale, Exchange or other Disposition. of the Guaranteed Debt Securities.    Upon the sale, exchange or other disposition of a Guaranteed Debt Security, a United States Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (other than amounts attributable to accrued and unpaid interest, which will be taxable as ordinary interest income as described above) and the United States Holder’s adjusted tax basis in the Guaranteed Debt Security. A United States Holder’s initial tax basis in a Guaranteed Debt Security generally will equal the cost of the Guaranteed Debt Security to the holder.

Any capital gain or loss recognized by a United States Holder on the sale, exchange or other disposition of a Guaranteed Debt Security will generally be United States source and will be long-term capital gain or loss if the Guaranteed Debt Security has been held for more than one year at the time of the sale, exchange, or other disposition. In the case of an individual United States Holder, any such long-term gain will generally be eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations.

Foreign Currency Guaranteed Debt Securities

Payments in a Foreign Currency.    For purposes of this summary, “Foreign Currency” means a currency or currency unit other than U.S. dollars and “Foreign Currency Guaranteed Debt Security” means a Guaranteed Debt Security on which all payments which a United States Holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency.

Interest—Cash Method.    A United States Holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest on a Guaranteed Debt Security will be required to include in income the U.S. dollar value of the Foreign Currency payment (based on the exchange rate on the date of receipt) regardless of whether the payment is in fact converted into U.S. dollars at that time, and such U.S. dollar value will be the United States Holder’s tax basis in such Foreign Currency.

Interest—Accrual Method.    A United States Holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Guaranteed Debt Security during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange in effect for the interest accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the United States Holder’s taxable year. A United States Holder may elect, however, to translate such accrued interest income at the spot rate on the last day of the accrual period, or the last day of the taxable year in the case of a partial accrual period. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, an electing United States Holder may translate such interest at the spot rate on the date of receipt. The above election will apply to all debt obligations held by the United States Holder at the beginning of the first taxable year to which the election applies and may not be changed without the consent of the Internal Revenue Service (“IRS”). A United States Holder should consult a tax advisor before making the above election.

A United States Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest on the date such interest is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

Purchase, Sale and Disposition of Foreign Currency Guaranteed Debt Securities.    Upon the sale, retirement or other disposition of a Guaranteed Debt Security, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement or other disposition and such United States Holder’s adjusted tax basis in the Guaranteed Debt Security. Such gain or loss generally will be U.S. source capital gain or loss (except to the extent of any foreign exchange gain or loss) and will be long-term capital gain or loss if at the time of sale, retirement or other disposition the Guaranteed Debt Security has been held by such United States Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income as described above. If a United States Holder receives Foreign Currency on such a sale, retirement or other disposition, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Guaranteed Debt Security is disposed of (or deemed disposed of as a result of a material change in the terms of the Guaranteed Debt Security). In the case of a Guaranteed Debt Security that is denominated in Foreign Currency and is traded on an established securities market, a cash basis United States Holder (or, upon election, an accrual basis United States Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate on the settlement date of the sale. A United States Holder’s tax basis in a Guaranteed Debt Security will be the U.S. dollar value of the Foreign Currency amount paid for such Guaranteed Debt Security, determined on the date of such purchase. In the case of a Guaranteed Debt Security that is denominated in Foreign Currency and is traded on an established securities market, a cash basis United States Holder (or, upon election, an accrual basis United States Holder) will determine the U.S. dollar value of the amount paid by translating the Foreign Currency payment at the spot rate on the settlement date of the purchase.

Gain or loss realized upon the sale, retirement or other disposition of a Guaranteed Debt Security that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, generally from sources within the United States, and will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Guaranteed Debt Security, determined on the date such payment is received or the Guaranteed Debt Security is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Guaranteed Debt Security, determined on the date the United States Holder acquired the Guaranteed Debt Security. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the United States Holder on the sale, retirement or other disposition.

A United States Holder may be required to report a sale, retirement or other taxable disposition of its Guaranteed Debt Securities on IRS Form 8886 (Reportable Transaction Disclosure Statement) if it recognizes a foreign currency loss that exceeds U.S.$50,000 in a single taxable year from a single transaction in the Guaranteed Debt Securities, if such United States Holder is an individual or trust, or higher amounts for other non-individual United States Holders. United States Holders are advised to consult their tax advisors in this regard.

Exchange of Foreign Currencies.    A United States Holder will have a tax basis in any Foreign Currency received as interest or on the sale, retirement or other disposition of a Guaranteed Debt Security equal to the U.S. dollar value of such Foreign Currency at the spot rate on the date the Foreign Currency is received. Any exchange gain or loss realized by a United States Holder on a sale, or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Guaranteed Debt Securities) generally will be treated as U.S. source ordinary income or loss.

Backup Withholding and Information Reporting.

Under current United States federal income tax law, a backup withholding tax of 28% and information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sale before maturity by, certain non-corporate United States persons. Certain exempt recipients (such as corporations) are not subject to these information reporting requirements. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. United States persons who are required to establish their exempt status generally must file IRS Form W-9 (“Request for Taxpayer Identification Number and Certification”). Non-United States Holders generally will not be subject to United States information reporting or backup withholding. However, such holders may be required to provide certification of non-United States status in connection with payments received in the United States or through certain United States-related financial intermediaries.

Prospective purchasers of Guaranteed Debt Securities are urged to consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and, to the extent in excess thereof, may entitle such holder to a refund, provided that the required information is furnished to the IRS.

European Union Directive on Taxation of Savings Income

The European Union has adopted a directive regarding the taxation of savings income (the “Directive”). Under the Directive, Member States are required to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in such other Member States, except that Austria, Belgium and Luxembourg are imposing a withholding system for a transitional period (the ending of such transitional period being dependent upon the conclusion of agreements relating to information exchange with certain other countries and, in the case of Austria, to approval by the Austrian Parliament). The Directive has been implemented in Austria by the “EU-Quellensteuergesetz” (European Union Withholding Tax Act), Federal Law Gazette 1 2004/33 which became operative at the same time as the Directive, July 1, 2005. Because payment on the Guaranteed Debt Securities will be made outside of Austria, Austrian withholding under the European Union Withholding Tax Act, which implemented the Directive, will not apply.

Holders of Guranteed Debt Securities should consult their own tax advisors regarding the Directive and should note that the provisions granting Additional Interest, referred to in “Description of Guaranteed Debt Securities—The Terms and Conditions—Additional Interest” will not apply in respect of any withholding tax imposed as a result of the implementation of the Directive.

PLAN OF DISTRIBUTION

The Bank may sell the Guaranteed Debt Securities and Warrants (the “Securities”) in any of three ways:

•	through one or more underwriters,

•	directly to one or a limited number of institutional purchasers or

•	through agents.

Each prospectus supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters or agents, the purchase price of the Securities and the net proceeds to the Bank from such sale, any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Securities may be listed.

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, directly by underwriters which may include one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The Securities may be sold directly by the Bank or through agents designated by the Bank from time to time. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Bank to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such Securities for its own account.

If so indicated in the applicable prospectus supplement, the Bank will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Securities from the Bank at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents and underwriters may be entitled under agreements entered into with the Bank to indemnification by the Bank against certain civil liabilities, including liabilities under the United States Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Bank in the ordinary course of business.

LEGAL OPINIONS

The validity of the Guaranteed Debt Securities and Warrants will be passed upon on behalf of the Bank by Pöch Krassnigg Rechtsanwälte GmbH, Strauchgasse 1-3, A-1010 Vienna, Austria and by Shearman & Sterling LLP, Gervinusstrasse 17, 60322 Frankfurt am Main, Germany. The validity of the Guaranteed Debt Securities and Warrants will be passed upon on behalf of the underwriters by Davis Polk & Wardwell LLP, 99 Gresham Street, London EC2V 7NG, England. In giving their opinions Shearman & Sterling LLP and Davis Polk & Wardwell LLP may rely as to all matters of Austrian law upon the opinions of Pöch Krassnigg Rechtsanwälte GmbH.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Dr. Christian Prosl, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.